                                                                    EXHIBIT 11.1

                             PAGEMART WIRELESS, INC.

                                                             THREE MONTHS ENDED MARCH 31, 1998
                                                        -----------------------------------------
                                                          NUMBER         PERCENT       EQUIVALENT
                                                         OF SHARES     OUTSTANDING       SHARES
                                                        -----------    -----------       ------
COMMON STOCK
   From Founders' Stock                                  2,300,000       100.00%        2,300,000
   Stock Options Exercised                                 828,571        94.10%          779,658
   Preferred Stock Converted to Common Stock            15,310,943       100.00%       15,310,943
   1994 Common Stock Offerings                          11,242,857       100.00%       11,242,857
   1995 Common Stock Offerings                           4,323,874       100.00%        4,323,874
   1996 Common Stock Offering                            6,000,000       100.00%        6,000,000
   Employee Stock Purchase Plan Shares Issued               75,891       100.00%           75,891
   1997 Warrants Exercised                                  48,300       100.00%           48,300
                                                        ----------                   ------------
                                                        40,130,436                     40,081,523

WEIGHTED AVERAGE SHARES OUTSTANDING                                                    40,081,523

NET LOSS                                                                             ($23,788,689)

NET LOSS PER SHARE                                                                         ($0.59)
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